Redacted Format

                    ASSET PURCHASE AGREEMENT

                           AMONG

                        TEXTRON INC.,

                  AVCO FINANCIAL SERVICES, INC.

                            and

              ASSOCIATES FIRST CAPITAL CORPORATION





                      As of August 11, 1998



                      TABLE OF CONTENTS


RECITALS                                               1

                          ARTICLE I

                         DEFINITIONS

1.1  Definitions                                        2

                         ARTICLE II

               PURCHASE AND SALE OF ASSETS AND
                  ASSUMPTION OF LIABILITIES

2.1  Purchase and Sale of Assets                                 10
2.2  Assumption of Liabilities                                   10
2.3  Purchase Price                                              11
2.4  Closing                                                     14
2.5  Closing Obligations                                         14

                         ARTICLE III

               REPRESENTATIONS AND WARRANTIES
                  OF PARENT AND THE COMPANY

3.1  Corporate Organization and Qualification                    16
3.2  Stock of Subsidiaries                                       17
3.3  Authority Relative to This Agreement                        18
3.4  Consents and Approvals; No Violations                       19
3.5  SEC Reports; Financial Statements                           21
3.6  Statutory Statements                                        22
3.7  Absence of Certain Changes or Events                        22
3.8  Litigation                                                  23
3.9  Taxes                                                       23
3.10 Employee Benefit Plans; Labor Matters                       25
3.11 Environmental Laws and Regulations                          28
3.12 Compliance with Laws                                        28
3.13 Material Contracts                                          28
3.14 Insurance                                                   29
3.15 Brokers and Finders                                         30
3.16 Intercompany Loans                                          30

                         ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF BUYER

4.1  Corporate Organization and Qualification                    30
4.2  Authority Relative to This Agreement                        30
4.3  Consents and Approvals; No Violations                       31
4.4  Financing                                                   31
4.5  Brokers and Finders                                         32
4.6  Certain Proceedings                                         32

                          ARTICLE V

              COVENANTS RELATING TO CONDUCT OF
                BUSINESS AND OTHER AGREEMENTS

5.1  Conduct of Business of the Company                          32
5.2  Access to Information                                       37
5.3  Other Actions                                               38
5.4  Advice of Changes                                           38
5.5  HSR Act Filing                                              39
5.6  Consents and Reasonable Efforts                             39
5.7  Further Assurances                                          43
5.8  Publicity                                                   43
5.9  Indemnification                                             44
5.10 Employees                                                   45
5.11 Tax Allocation Agreement                                    48
5.12 Intercompany Transactions                                   48
5.13 No Negotiation                                              49
5.14 Non-Disclosure                                              49
5.15 Management of Risk Regarding Currency Translations          50

                         ARTICLE VI

        CONDITIONS TO CONSUMMATION OF THE TRANSACTION

6.1  Conditions to Each Party's Obligations to
       Complete the Transaction                                 50
6.2  Additional Conditions to the Obligation
       of Buyer                                                 51
6.3  Additional Conditions to the Obligation of the Company     53

                         ARTICLE VII

                         TERMINATION

7.1  Termination by Mutual Consent                              54
7.2  Termination by Any Party                                   54
7.3  Termination by Buyer                                       54
7.4  Termination by Parent and the Company                      55
7.5  Effect of Termination                                        55

                        ARTICLE VIII

                  OBLIGATIONS AFTER CLOSING

8.1  Survival of Representations and Covenants;
     Indemnification                                             56
8.2  Guarantees                                                  62
8.3  Name Changes                                                62
8.4  Other Matters                                               62
8.5  Non-Competition                                             63

                         ARTICLE IX

                  MISCELLANEOUS AND GENERAL

9.1  Interpretation                                              64
9.2  Payment of Expenses and Other Payments                      65
9.3  Amendment                                                   65
9.4  Waiver and Extension                                        65
9.5  Counterparts                                                65
9.6  Governing Law                                               66
9.7  Notices                                                     66
9.8  Entire Agreement; Assignment                                67
9.9  Parties in Interest                                         68
9.10 Validity                                                    68
9.11 Captions                                                    68
9.12 Bulk Transfer Laws                                          68
9.13 Transfer, Sales and Stamp Taxes                             69

EXHIBIT 1 -- Bill of Sale, Assignment and Assumption Agreement
EXHIBIT 2 -- Tax Allocation Agreement
EXHIBIT 3 -- Separation Agreement



                  ASSET PURCHASE AGREEMENT


           AGREEMENT, dated as of August 11, 1998, (the
"Agreement") among Textron Inc., a Delaware corporation
("Parent"), Avco Financial Services, Inc. (the
"Company"), a Delaware corporation and a wholly owned subsidiary of Textron Inc., and Associates First Capital
Corporation, a Delaware corporation ("Buyer").


                        RECITALS

           WHEREAS, the Company desires to sell, and the Buyer desires to purchase, substantially all of the assets and liabilities of the Company for the consideration and on the terms and subject to the conditions set forth in this Agreement;

           NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Parent, the Company and Buyer hereby agree as follows:

                                1
                            ARTICLE I

                          7DEFINITIONS


     1.1 Definitions. For purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

               "Adjusted Stockholder's Equity" shall have the meaning ascribed to it in Section 6.2(c).

               "Affiliate" of any Person shall mean any other
Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

               "Agreement" shall have the meaning ascribed to it in the Preamble.

               "Assets" shall have the meaning ascribed to it in
Section 2.1.

               "Buyer" shall have the meaning ascribed to it in the Preamble.

               "Claim" shall have the meaning ascribed to it in
Section 8.1(d).

               "Closing" shall have the meaning ascribed to it in
Section 2.4.

               "Closing Date" shall have the meaning ascribed to it in Section 2.4.

               "Code" shall mean the Internal Revenue Code of 1986, as amended.

               "Company" has the meaning ascribed to it in the Preamble.

               "Company Employee" shall have the meaning ascribed to it in Section 5.10(k).

               "Company Indemnified Parties" shall have the meaning ascribed to it in Section 5.9(a).

               "Company Plan" shall mean each bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, consulting, termination, retention, severance, change-in-control, compensation, medical, health or other plan, agreement, policy, program, or arrangement that covers current or former employees, officers or directors of the Company or the Subsidiaries.

               "Company's Profit Sharing Plan" shall have the meaning ascribed to it in Section 5.10(f).

               "Company Properties" shall mean all parcels and interests of real property owned in fee or leased by the Company or any Subsidiary excluding any real property which is owned as a result of foreclosure, settlements in lieu of foreclosure, troubled loans or debt restructuring or other action taken with respect to property which was security for the repayment of a loan or other advance of funds by the Company or any Subsidiary.

               "Company SAP Statements" shall have the meaning ascribed to it in Section 3.6.

               "Company SEC Reports" shall have the meaning ascribed to it in Section 3.5(a).

               "Confidentiality Agreement" shall mean the agreement between Parent and Buyer dated June 5, 1998.

               "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by, or filing with or notification to, a person pursuant to any Contract, Law, Order or Permit.

               "Contract" shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease or other obligation of any kind or character, or other obligation that is binding on any Person or its capital stock, properties or business.

               "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any liability under, or create any Lien in connection with, any Contract, Order or Permit.

               "Designated Subsidiary" shall mean Avco Financial Services International, Inc. (Nebraska); Avco Financial Services Management Company; Newport Management Company; Balboa Life Insurance Company; Balboa Insurance Company; Avco Group Limited (U.K.); Avco Trust PLC (U.K.); Avco Financial Services (Asia) Limited (Hong Kong); Avco Australia Pty. Ltd.; Textron Financial Corporation (Australia) Pty. Ltd.; Avco Financial Services Limited (Australia); Avco Access Ltd. (Australia); Avco Financial Services Canada Limited; Textron Financial Corporation (Canada); Atlantic Reinsurance Company; Hallmark General Insurance Company (Australia); Hallmark Life Insurance Company (Australia); and London and Midland Insurance Company (Canada).

               "Directly Owned Subsidiaries" shall have the meaning ascribed to it in Section 3.2(a).

               "Disclosure Schedule" shall mean the Disclosure
Schedule prepared by the Company and delivered to Buyer concurrently with the execution of this Agreement.

               "E&Y" shall mean Ernst & Young LLP, independent accountants of the Company.

               "Employee Welfare Benefit Plan" shall mean an employee welfare benefit plan as defined in Section 3(1) of ERISA and any comparable plan in locations outside the United States.

               "Environmental Claim" shall mean any
investigation, notice of violation, demand, allegation, action, suit, Order, consent decree, penalty, fine, Lien, proceeding or claim (whether administrative, judicial or private in nature) arising: (i) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or actual or alleged activity associated with any Hazardous Material; (iii) from any abatement, removal, remedial, corrective or other response action in connec tion with any Hazardous Material, Environmental Law or Order; or
(iv) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

               "Environmental Law" shall mean any Law pertaining to: (i) the protection of health, safety and the indoor or outdoor environment; (ii) the conservation, management or use of natural resources and wildlife; (iii) the protection or use of surface water and ground water; (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material; or (v) pollution (including any release to air, land, surface water and ground water); and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.
 9601 et seq., and the Solid Waste Disposal Act, as amended, 42 U.S.C. 6901 et seq.

               "ERISA" shall have the meaning ascribed to it in
Section 3.10(a).

               "ERISA Affiliate" shall mean any corporation or trade or business, whether or not incorporated, that together with an entity or any subsidiary of such entity would be deemed a "single employer" within the meaning of Section 4001 of ERISA, or considered as being members of a controlled group of corpora tions, under common control, or members of an affiliated service group within the meaning of Subsections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

               "Finance Subsidiary" shall mean any Subsidiary whose principal business is financial as identified in Schedule A hereto.

               "Financial Statements" shall have the meaning ascribed to such term in Section 3.5(b).

               "Foreign Competition Laws" shall mean foreign statutes, rules, regulations, orders, decrees, administrative and judicial directives, and other foreign laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

               "GAAP" shall have the meaning ascribed to it in
Section 3.5(b).

               "Guarantees" shall have the meaning ascribed to it in Section 5.6(c).

               "Governmental Entity" shall have the meaning ascribed to it in Section 3.4(a).

               "Hazardous Material" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof), and any hazardous or toxic waste, material or substance regulated under any Environ mental Law.

               "Indemnified Party" shall have the meaning ascribed to it in Section 8.1.(b).

               "Indemnifying Party" shall have the meaning ascribed to it in Section 8.1.(b).

               "Insurance Subsidiary" shall mean any Subsidiary whose principal business is insurance as identified in Schedule A hereto.

               "Interest Rate" shall mean six (6) percent per year calculated on the basis of a 365 day year and charged for the actual number of days elapsed.

               "Interim Statements" shall have the meaning ascribed to it in Section 2.3(b).

               "Law" shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, Order, judgment or decree, administrative or judicial decision, and any other executive or legislative proclamation.

               "Liabilities" shall have the meaning ascribed to it in Section 2.2.

               "License" shall mean any license, Permit, certificate of authority or any other instrument issued by any governmental authority relating to the ability to do business by the Company and the Subsidiaries.

               "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, option, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

               "Litigation" shall mean any suit, action, arbi tration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, governmental or other admin istrative proceeding, whether at law or at equity, before or by any federal, state or foreign court, tribunal, or agency or before any arbitrator.

               "Losses" shall mean any and all actual losses, liabilities, costs and expenses (including reasonable attorneys' fees and costs of investigation).

               "Material Adverse Effect" shall mean any adverse change in the business, assets, liabilities, financial condition, or results of operations of the Company or any of the Subsidiaries which, individually or together with any other such adverse change, is material to the Company and the Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (i) the public announcement of the transactions contemplated hereby, (ii) any change in banking, insurance, consumer finance, commercial finance, thrift, fair lending or similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (iii) any change in general economic conditions, in interest rates, currency exchange rates, or in conditions affecting banking, insurance, consumer finance, commercial finance, or thrift industries generally, (iv) any act or omission of the Company or any Subsidiary taken with the prior consent of the Buyer pursuant to Article V or (v) actions taken by the Company at the specific request of Buyer.

               "Material Contract" shall have the meaning ascribed to it in Section 3.13.

               "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or authority.

               "Permit" shall mean any federal, state, local or foreign governmental approval, authorization, certificate, declaration, easement, filing, franchise, license, notice, permit, variance, clearance, exemption, closure or right to which any person is a party or that is or may be binding upon or inure to the benefit of any person or its securities, properties or business.

               "Person" shall mean any individual, corporation, partnership, joint venture, trust, association, organization, governmental authority or other entity.

               "Purchase Price" shall have the meaning ascribed to it in Section 2.3(a).

               "Representatives" shall have the meaning ascribed to it in Section 5.2(a).

               "Requisite Regulatory Approvals" shall have the meaning ascribed to it in Section 3.4(a).

               "Section 5.9 Indemnified Parties" shall have the meaning ascribed to it in Section 5.9.(b).

               "Separation Agreement" shall mean the Separation
Agreement of even date herewith entered into by and among Parent, the Company and Buyer, attached hereto as Exhibit 3.

               "Shares" shall have the meaning ascribed to it in
Section 2.1.

               "Statement" shall have the meaning ascribed to it in Section 2.3(b).

               "Subsidiary" shall mean each corporation identified in Schedule A to this Agreement.

               "Tax" or "Taxes" shall mean all United States federal, state, provincial, local, territorial and foreign income, profits, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or governmental tax charges of any kind whatsoever.

               "Tax Authority" shall mean any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

               "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

               "Transaction" shall mean the purchase of Assets and the assumption of Liabilities described in Sections 2.1 and 2.2.

               "Tax Allocation Agreement" shall mean the Tax
Allocation Agreement of even date herewith by and among Parent, the Company and Buyer attached hereto as Exhibit 2.

               "Transferred Employee" shall have the meaning ascribed to it in Section 5.10(a).


                           ARTICLE II

                   PURCHASE AND SALE OF ASSETS
                  AND ASSUMPTION OF LIABILITIES

     2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing the Company shall sell, transfer, convey, assign and deliver to Buyer and Buyer shall purchase, acquire and accept from the Company:
(a) all the outstanding capital stock owned by the Company in the Directly Owned Subsidiaries (the "Shares"); and (b) all of the Company's other rights, properties, assets, claims, contracts and businesses of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located; except for (v) the shares of Parent Series D Cumulative Preferred Stock,
(w) the Company's National Bank Charter, (x) any rights in or to the names "Textron" and "TFC", alone or in combination with any other words, and any trade names, trademarks or service marks relating thereto, and (y) any documents or records which the Company is required by law to retain in its possession. (The Shares and the items listed in Section 2.1(b) which are being purchased by Buyer are collectively referred to as the "Assets").

     2.2 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, the Tax Allocation Agreement and the Separation Agreement, at the Closing the Buyer shall assume all of the liabilities and obligations of the Company (known and unknown and whether absolute, accrued, contingent or otherwise) existing as of the Closing Date, whether asserted before or after such time, other than the liabilities and obligations of the Company (i) in connection with the transactions contemplated by this Agreement, (ii) in connection with the deferred tax liability associated with the Parent Series D Cumulative Preferred Stock or (iii) pursuant to, or as a result of a breach of, this Agreement or any other Contract entered into in connection with the Transaction. (The liabilities and obligations being assumed hereunder are collectively referred to as the "Liabilities".)

     2.3 (a) Purchase Price. Subject to the terms and conditions of this Agreement including the provisions of Section 6.1(b) hereof and in consideration of the sale, assignment, transfer and delivery of the Assets, Buyer shall pay to the Company on the Closing Date, in immediately available funds by wire transfer to an account designated in writing at least two business days in advance by the Company, the sum of three billion, nine hundred million dollars ($3,900,000,000) (the "Purchase Price").

                  (b) Closing Date Statements.

     (1) As soon as practical, but in any event within sixty (60) days following the Closing Date, unless otherwise extended by the mutual agreement of the parties, the Company shall deliver to the Buyer at Buyer's expense (i) the audited consolidated statement of financial position of the Company and its consolidated Subsidiaries as of the Closing Date (the "Statement") together with the report thereon of Ernst & Young LLP, independent accountants of the Company ("E&Y"), stating that such Statement has been prepared in conformity with GAAP applied on a basis consistent with the preparation of the audited December 31, 1997 balance sheet as contained in the SEC Reports;
(ii) a schedule of the intercompany accounts receivables between Parent or an affiliate of Parent (other than the Company and the Subsidiaries) on the one hand and the Company or any Subsidiary on the other hand set forth in the Statement; (iii) a schedule of deferred tax accounts for each Directly Owned Subsidiary as set forth in the Statement;(iv) a schedule of all intercompany payments between Parent and its Affiliates (other than the Company and the Subsidiaries) on the one hand and the Company and the Subsidiaries on the other hand from the date of the Interim Statements to the Closing Date; and (v) a schedule setting forth the contingent tax reserves as adjusted in accordance with the Tax Allocation Agreement. The term "Interim Statements" shall mean the Financial Statements of the Company and its consolidated subsidiaries as of, and for the six month period ending on, June 30, 1998. If requested by Buyer, the Company shall request that E&Y conduct a full audit of the Company and its consolidated Subsidiaries at Buyer's expense and deliver a statement of stockholders' equity and cash flows.

     (2) Subject to Section 2.3(d), the Statement shall be final, binding and conclusive on the parties hereto as they relate to the calculation of the Purchase Price but shall not affect Parent's or the Company's liability under any other Section of this Agreement.

             (c) Settlement of Purchase Price. Subject to the provisions of Section 2.3(d), within forty-five (45) days after the date of receipt by the Buyer of the Statement, in the event that the Adjusted Stockholder's Equity (as defined in Section 6.2(c)) and delivered pursuant to this Section 2.3 is (i) more than $1,227,400,000, then the Buyer shall pay the difference to the Company, as an adjustment to the Purchase Price, or (ii) less than $1,227,400,000, then the Company shall pay the difference to the Buyer, as an adjustment to the Purchase Price prior to 11:00 a.m. local time in New York. All payments pursuant to this
Section 2.3(c) or Section 2.3(d) ("Purchase Price Adjustment Payments") shall be made by wire transfer of immediately available funds and shall be made together with interest thereon at the Interest Rate, payable for the period commencing on the Closing Date and ending on the day immediately prior to the date of such Purchase Price Adjustment Payment.

             (d) Closing Date Statement Disputes.

               (i) Buyer may dispute any amounts reflected on the Statement; provided, however, that the Buyer shall notify the Company in writing (the "Dispute Notice") of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within forty-five (45) days of Buyer's receipt of the Statement as so submitted; and provided, further, however, that if an account or item is recorded or treated in a manner consistent with past practice, then, provided that such recording or treatment does not prevent the Statement from being in accordance with GAAP, it must be accepted as correct by Buyer for purposes of this Section. Buyer shall submit only one Dispute Notice containing all disputed items. In the event of such a dispute, the Buyer and the Company shall attempt to reconcile their difference and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Buyer and the Company are unable to reach a resolution with such effect within thirty (30) days of the receipt by the Company of the Buyer's written notice of dispute, the Buyer and the Company shall submit the items remaining in dispute for resolution to the Independent Accounting Firm (as defined below) which shall, within thirty (30) days after submission, determine and report to the parties upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties hereto. All costs and expenses of the Independent Accounting Firm relating to the disputed items shall be allocated between the Buyer and the Company in the same proportion that the aggregate dollar amount of the items unsuccessfully disputed by each party bears to the total dollar amount of the items disputed hereunder. The term "Independent Accounting Firm" shall mean Arthur Andersen & Co., Certified Public Accountants or such other firm as the Buyer and the Company shall agree.

               (i)  Notwithstanding any dispute pursuant to this
     Section 2.3(d) of any amounts payable pursuant to Section 2.3(c), each applicable party shall at the time specified in
     Section 2.3(c) pay that portion of the amounts payable by it pursuant to Section 2.3(c) and not subject at the time of such payment to such dispute. Subject to the preceding sentence, any Purchase Price Adjustment Payment made pursuant to this Section 2.3(d) shall be paid within five
     (5) business days following the resolution thereof.

             (e) Access to Books and Records. During the periods in which (x) the Statement is being prepared, or (y) any dispute may be raised as contemplated by Section 2.3(d), Parent, the Company and the Buyer shall provide each other, including their authorized agents and representatives, with reasonable access, during normal business hours and without disruption to their normal business, to their respective books, records, facilities, employees, accountants, counsel or other representatives pertaining to the Company and the transactions contemplated hereby to the extent affecting the Company including any consolidated or combined returns, schedules, consolidated or combined work papers and other related documents and shall promptly provide to the Company copies of all books, records, contracts, reports and other information which the Company or E&Y may reasonably request in connection with the preparation of the Statement; provided, however, that with respect to consolidated, combined, unitary or similar Tax Returns which include Parent (or any of its Affiliates other than the Company and the Subsidiaries) on the one hand and the Company (or any of the Subsidiaries) on the other hand, Buyer shall only have access to portions of such Tax Returns relevant to the Company and the Subsidiaries.

     2.4 Closing. The Company shall as promptly as possible notify the Buyer, and the Buyer shall as promptly as possible notify the Company when the conditions to such party's obligations to complete the Transaction have been satisfied or waived. The closing of the Transaction (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts at 10:00 a.m. Boston time on the last day of the month in which all of the conditions set forth in Article VI have been satisfied or waived, provided, however, that if the day on which such conditions have been satisfied or waived is not at least three business days prior to the last day of such month then the Closing shall occur on the last day of the following month, or at such other time, date and place as the Company and Buyer may agree in writing; provided, further, however, that if the conditions set forth in
Article VI are not satisfied or waived prior to the third business day prior to November 30, 1998 the Closing shall, at the election of Parent, not occur prior to the first business day of January 1999. (The date on which the Closing occurs is hereafter referred to as the "Closing Date".)

     2.5  Closing Obligations.

     (a)  At the Closing, the Company shall deliver to Buyer:

          (i)  certificates representing the Shares duly endorsed
     (or accompanied by duly executed stock powers) for transfer to Buyer;

          (ii) a duly executed Bill of Sale, Assignment and Assumption Agreement in the form attached as Exhibit 1 hereto;

          (iii)     the Officer's Certificate described in
     Section 6.2(e);

          (iv) the resignation of any officer or director of any Subsidiary who is an employee or director of Parent;

          (v) all such other documents as may be necessary to convey to Buyer the right, title and interest of the Company and the Subsidiaries in and to the Assets;

          (vi) a certificate executed by the Secretary or Assistant Secretary of the Company as to the Certificate of Incorporation and By-Laws of the Company and the resolutions of the Board of Directors of the Company authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, a list of officers of the Company and setting forth that such Certificate of Incorporation, By-Laws, and authorizations and approvals are in full force and effect on the Closing Date;

          (vii) a certificate executed by the Secretary or Assistant Secretary of each Designated Subsidiary as to the Certificate of Incorporation and By-Laws of such Subsidiary, a list of officers of such Designated Subsidiary and setting forth that such Certificate of Incorporation and By-Laws are in full force and effect on the Closing Date; and

          (viii) a certificate under Section 1445(b)(2) of the Code providing that the Company is not a foreign Person, in form and substance reasonably satisfactory to Buyer.

     (b)  At the Closing, the Buyer shall deliver to the Company:

          (i) a duly executed Bill of Sale, Assignment and Assumption Agreement in the form attached as Exhibit 1 hereto;

          (ii) documents in a form reasonably satisfactory to the Company and Buyer under which Buyer assumes the Company's obligations under the agreements identified in Section
     3.4(a)(vi) of the Disclosure Schedule;

          (iii)     the Officer's Certificate described in
     Section 6.3(d); and

          (iv) the Purchase Price in the manner set forth in
     Section 2.3.


                           ARTICLE III

                 REPRESENTATIONS AND WARRANTIES
                    OF PARENT AND THE COMPANY

          Parent and the Company jointly and severally represent and warrant to Buyer that:

     3.1       Corporate Organization and Qualification.

     (a) Parent, the Company and each Designated Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each Subsidiary other than the Designated Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation except where the failure to be duly organized, validly existing and in good standing is not reasonably likely to have a Material Adverse Effect. Parent, the Company and each of its Subsidiaries is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect. Parent, the Company and each of its Subsidiaries has all requisite corporate power and authority and all necessary governmental Consents to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority is not reasonably likely to have a Material Adverse Effect. The Company has or will have made available to Buyer prior to Closing complete and correct copies of the articles of organization or articles of or certificates of incorporation, as the case may be, and by-laws or other equivalent organizational documents of it and each Designated Sub sidiary as in effect as of the date hereof.

     (b) Each Finance Subsidiary has the necessary Licenses or other certificates of authority to conduct its business as is being currently conducted in each jurisdiction where such Licenses or certificates are required except where the failure to be so licensed or authorized is not reasonably likely to result in a Material Adverse Effect.

     (c) Each Insurance Subsidiary is (i) duly licensed or autho rized as an insurance company in its jurisdiction of incorpora tion as set forth in Schedule A to the Agreement and is not deemed to be "commercially domiciled" in any other jurisdiction,
(ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements, except, in any such case, where the failure to be so licensed or authorized is not reasonably likely to result in a Material Adverse Effect.

     3.2       Stock of Subsidiaries.

     (a) Schedule A to the Agreement identifies each Subsidiary of the Company and separately identifies each Subsidiary whose capital stock is directly owned by the Company (the "Directly Owned Subsidiaries"). The Company does not own, directly or indirectly, any equity interests in any other Person.

     (b) All of the shares of capital stock of the Directly Owned Subsidiaries, except for any directors' qualifying shares, are owned by the Company, free and clear of all Liens, and have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except for (i) any director's qualifying shares and (ii) as set forth in Section 3.2(b) of the Disclosure Schedule, all of the shares of the other Subsidiaries are owned by the Company or another Subsidiary or Subsidiaries free and clear of all Liens and have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights except for any such Liens or where any such failures to be duly authorized, validly issued, and fully paid or nonassessable would not reasonably be expected to have a Material Adverse Effect.

     (c) Except as set forth in Section 3.2(c) of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of, or other equity interest in, the Subsidiaries obligating the Company or a Subsidiary to issue, sell, transfer or otherwise dispose of or sell any shares of capital stock of, or other equity interest in, a Subsidiary.

     (d) Upon consummation of the Transaction, the Buyer will acquire valid title to the Shares free and clear of all Liens. Except as set forth in Section 3.2(d) of the Disclosure Schedule, there are no voting trusts, stockholder or registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the shares of capital stock of the Subsidiaries.

     3.3 Authority Relative to This Agreement. Each of Parent and the Company has the requisite corporate power and au thority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the con summation by each of Parent and the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and the Company and the stockholder of the Company and no other corporate proceeding on the part of the Company or Parent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the Company and, assuming this Agreement consti tutes the valid and binding agreement of Buyer, constitutes the valid and binding agreement of Parent and the Company, enforceable against Parent and the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     3.4         Consents and Approvals; No Violations.

     (a) Except for (i) the filing of applications and notices, as applicable, with federal and state regulatory authorities governing consumer finance, commercial finance, mortgage lending and insurance in the states in which the Company and its domestic Subsidiaries operate their respective businesses and the approval of such applications or the grant of required Licenses by such authorities, (ii) the filing of applications and notices, as applicable, with the foreign governmental authorities regulating consumer finance, commercial finance, mortgage lending and insurance in the foreign jurisdictions in which the Subsidiaries operate their businesses, and the approval of such applications or the grant of required Licenses by such authorities, (iii) the filing of notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration or termination of any applicable waiting period thereunder, (iv) the filing of applications and notices, as applicable, with foreign governmental authorities under the Foreign Competition Laws, and the approval of such applications by such authorities, if required (including, without limitation, (x) in the instance of Australia, receipt of approval from the Treasurer under the Foreign Acquisitions and Takeovers Act, (y) in the instance of Canada, receipt of either an Advanced Ruling Certificate or no-action letter from the Bureau of Competition, in such form and to such effect as would be determined to be reasonably satisfactory, and (z) in the instance of the United Kingdom, receipt of a response from either the Office of Fair Trading or the Monopolies and Mergers Commission under the Merger Control Law, in such form and to such effect as would be determined to be reasonably satisfactory), (v) the Consents of third parties under the Contracts listed in Section 3.4(a)(v) of the Disclosure Schedule, and (vi) the assumption by Buyer of the Company's obligations under the Contracts identified in Section 3.4(a)(vi) of the Disclosure Schedule, no notices to, Consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a "Governmental Entity") or with any self-regulatory authority or with any third party are necessary in connection with the execution and delivery by Parent and the Company of this Agreement and the consummation by Parent and the Company of the transactions contemplated hereby, except for such notices, Consents, approvals, filings or registrations, the failure of which to be made or obtained would not reasonably be expected to have a Material Adverse Effect. The notices, Consents, or approvals, filings or registrations, and expirations or terminations of waiting periods referred in clauses 3.4(a)(i) through 3.4(a)(iv), without giving effect for purposes of this definition to any qualifier as to materiality or Material Adverse Effect are hereinafter referred to as the "Requisite Regulatory Approvals". As of the date hereof, neither Parent nor the Company knows of any reason why the Requisite Regulatory Approvals should not be obtained.

     (b) Neither the execution and delivery of this Agreement by Parent or the Company nor the consummation by Parent and the Company of the transactions contemplated hereby, does nor will (i) conflict with or result in any breach of any provisions of the certificate of incorporation or by-laws of the Parent or Company or the certificate of incorporation or by-laws or other equivalent organizational documents of any of the Subsidiaries;
(ii) subject to obtaining the Consents listed in Section 3.4(a)(v) of the Disclosure Schedule and the Buyer assuming the Company's obligations under the Contracts identified in Section 3.4(a)(vi) of the Disclosure Schedule, and except as set forth in
Section 3.4(b) of the Disclosure Schedule, conflict with, result in a violation or breach of, or constitute a Default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, License, Contract, agreement or other instrument or obligation to which the Parent or Company or any of the Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; (iii) conflict with, result in a violation or breach of, or constitute a Default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any License or Permit; or (iv) subject to giving the notices, making the filings or registrations or obtaining the Consents or approvals referred to in clauses (i) through (vi) in paragraph (a) above, conflict with, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of the Subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii), (iii) or (iv) of this paragraph (b) for violations, breaches or Defaults which would not reasonably be expected to have a Material Adverse Effect.

     3.5       SEC Reports; Financial Statements.

     (a) The Company has timely filed all reports required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1997 pursuant to the federal securi ties Laws and the SEC rules and regulations thereunder which com plied in all material respects with applicable requirements of the Securities Exchange Act of 1934, as amended (collectively, the "Company SEC Reports"). None of the Company SEC Reports, as of their respective dates, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The consolidated statements of financial position and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports (the "Financial Statements") complied in all material respects with applicable ac counting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of the Company as of their respective dates, and the consolidated results of its operations and its cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount).

     3.6 Statutory Statements. Each of the Insurance Sub sidiaries has filed all annual or quarterly statements, together with all exhibits and schedules thereto, required to be filed with or submitted to the appropriate regulatory authorities of the jurisdiction in which it is domiciled on forms prescribed or permitted by such authority (collectively, the "Company SAP State ments") since January 1, 1997. Financial statements included in the Company SAP Statements and prepared on a statutory basis, in cluding the notes thereto, have been prepared in all material re spects in accordance with accounting practices prescribed or per mitted by applicable regulatory authorities in effect as of the date of the respective statements and such accounting practices have been applied in all material respects on a consistent basis throughout the periods involved, except as expressly set forth in the notes or schedules thereto, and such financial statements present fairly the respective statutory financial positions and results of operation of each of the Insurance Subsidiaries as of their respective dates and for the respective periods presented therein.

     3.7         Absence of Certain Changes or Events.

     (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, or as set forth in Sec tion 3.7(a) of the Disclosure Schedule or as a consequence of, or as expressly contemplated by, this Agreement, since December 31, 1997, (i) the business of the Company has been carried on only in the ordinary and usual course consistent with past practice, and
(ii) there has not occurred any event, development or change which has resulted or is reasonably likely to result in a Material Adverse Effect; provided, however, that if the Material Adverse Effect results from a lawsuit identified in Section 3.8 of the Disclosure Schedule, Parent may cure the Material Adverse Effect by contribution to the capital of the Company in an amount sufficient to avoid a Material Adverse Effect.

     (b) Except as set forth in the Company SEC Reports filed prior to the date of this Agreement or as listed in Section 3.7(b) of the Disclosure Schedule, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since December 31, 1997, neither the Company nor any of its Subsidiaries has any liabilities or obligations (i) of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto except for liabilities or obligations which have not resulted in or are not reasonably likely to have a Material Adverse Effect or (ii) of any other nature (whether accrued, absolute, contingent or otherwise) which exceed in the aggregate three hundred and twenty-five million dollars ($325,000,000), before giving effect to any related reduction in Taxes. The reference to a threshold of $325 million in this Section 3.7(b)(ii) shall not be deemed in any way to define the terms "material" or "Material Adverse Effect" and shall not be construed to limit or qualify in any way the right of Buyer to claim that any other representation or warranty set forth in this Agreement has been inaccurate or has been breached; provided, however, that if the Material Adverse Effect results from a lawsuit identified in Section 3.8 of the Disclosure Schedule, Parent may cure the Material Adverse Effect by a cash contribution to the capital of the Company in an amount sufficient to avoid a Material Adverse Effect.

     3.8 Litigation. Except as set forth in Section 3.8 of the Disclosure Schedule, there is no Litigation pending, or to the knowledge of the members of the Executive Committee of the Board of Directors of the Company (which includes the General Counsel of the Company), threatened, the outcome of which is rea sonably likely to have a Material Adverse Effect.

     3.9         Taxes.

     (a) Tax Returns Filed and Taxes Paid. Each of the Company and the Subsidiaries has timely filed all material Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. Each of the Company and the Subsidiaries has timely paid in full all Taxes that are due or owing.

     (b) Tax Payments and Withholdings. Each of the Company and the Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     (c)       No Liens.  There are no Liens or other
encumbrances on any of the material assets or properties of the Company and the Subsidiaries that arose in connection with any failure (or alleged failure) to pay Tax.

     (d) Tax Positions. No position has been asserted in writing by any Tax Authority with respect to Taxes of the Company and the Subsidiaries which, if asserted by such Tax Authority in a Tax period ending after the Closing Date would reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries.

     (e) No Pending Ruling, Closing Agreements, or Changes in Accounting Method. There are no outstanding requests for rulings with any Tax Authority that would have a Material Adverse Effect on the operations of the Company or the Subsidiaries for periods after the Closing Date. None of the Company and the Subsidiaries has (i) executed, become subject to, or entered into any closing agreement pursuant to Code Section 7121 or any similar or predecessor provisions thereof under the Code or other Tax Law, or (ii) received approval to make or agreed to a change in accounting method, which closing agreement or change in accounting method would have a Material Adverse Effect on the Company or any of the Subsidiaries for any Tax period ending after the Closing Date. None of the Company and the Subsidiaries has any application pending with any Tax Authority requesting permission for any change in accounting method that would have a Material Adverse Effect on the Company or the Subsidiaries for any Tax period ending after the Closing Date.

     (f) No Affiliated Group Liability. No liability has been asserted against the Company or the Subsidiaries with respect to Taxes of any affiliated group within the meaning of
Section 1504(a) of the Code of which the Company or the Subsidiaries have been a member and of which Parent was not the common parent corporation.

     (g) No Tax Indemnities. No liability has been asserted against the Company or the Subsidiaries with respect to Taxes of any other Person pursuant to any Tax allocation or sharing agreement with any such Person, or any agreement to indemnify any such Person with respect to Taxes.

     3.10        Employee Benefit Plans; Labor Matters.

     (a) A copy of each (i) employee benefit plan covered by the Employee Retirement Income Security Act of 1974, as amended ("ERISA")(and comparable foreign plans) (ii) each stock option plan and (iii) each employment agreement with any officer of the Company or a Subsidiary will be made available to Buyer prior to Closing.

     (b) Each Company Plan has been operated in accordance with its terms and the requirements of ERISA, the Code, and all other applicable Laws, except where the failure to have been so operated is not reasonably likely to result in a Material Adverse Effect. All reports and disclosures relating to the Company Plans required to be filed or furnished to any governmental entity, participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance in all respects with applicable Law, except where the failure to be so filed or furnished is not reasonably likely to have a Material Adverse Effect.

     (c) (i) Neither the Company, any Subsidiary, any Company Plan, any trust created thereunder nor any trustee or administrator thereof has engaged in any transaction with the Company or any ERISA Affiliate, any Company Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Plan or any such trust, which could result in a liability assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code; and (ii) the Company, the Subsidiaries, and all fiduciaries (as defined in Section 3(21) of ERISA) with respect to the Company Plans, have complied in all material respects with Section 404 of ERISA.

     (d) Determination Letters. (i) Each Company Plan currently in effect which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the Code, or an application has been filed for such determination letter on a timely basis and is currently pending, and
(ii) nothing has occurred that could reasonably be expected to adversely affect the qualified status of such Company Plan.

     (e) Except as is not reasonably likely to result in a Material Adverse Effect, no event or condition has occurred, or failed to occur, in connection with which the Company or any ERISA Affiliate or any of the Subsidiaries is or may reasonably be expected to be, directly or indirectly through any Affiliate, subject to any liability, lien or encumbrance with respect to any plan under ERISA or other applicable Law or under any agreement, instrument or understanding pursuant to or under which the Company or the Subsidiaries are required to indemnify any person against such liability, lien or encumbrance. No liability under Subtitle C, D or E of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, or "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate. The Company and the Subsidiaries have not sponsored, maintained, contributed, or been obligated to contribute, to a multi-employer plan under Subtitle E of Title IV of ERISA. No notice of a "reportable event" within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

     (f) All contributions required to be made under the terms of any Company Plan as of the Closing Date have been or will be timely made on or prior to the Closing Date. No single-employer plan of the Company has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any Subsidiary has provided, or is required to provide, security to any plan pursuant to Section 401(a)(29) of the Code.

     (g) The consummation of the transactions contemplated in this Agreement will not, except as set forth in Schedule 3.10(g) (which may be amended any time prior to September 15, 1998), (A) entitle any employees of the Company or the Subsidiaries to severance pay, (B) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Plans or (C) result in any breach or violation of, or a default under, any of the Company Plans.

     (h) Except as is not reasonably likely to result in a Material Adverse Effect, the Company and the Subsidiaries have complied with all applicable provisions of Section 6.01 et seq. of ERISA and Section 4980B of the Code and with all applicable provisions of the Health Insurance Portability and Accountability Act of 1996.

     (i) Since January 1, 1997, except as is not reasonably likely to result in a Material Adverse Effect, neither the Company nor any of the Subsidiaries has in the past or is now engaged in any unfair labor practice, nor is any complaint against the Company or any of the Subsidiaries pending or threatened before the National Labor Relations Board; (i) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened with respect to any employees of the Company or any of the Subsidiaries; (ii) no attempt to organize any group or all of the employees of the Company or the Subsidiaries has been made, or to the best of the Company's knowledge, proposed; and (iii) no grievance which might have an adverse effect on the Company or the Subsidiaries or the conduct of their business is pending in accordance with the Company's and the Subsidiaries' established procedures for handling grievances and no claim therefor has been asserted. Except as is not reasonably likely to have a Material Adverse Effect, (i) no agreement restricts the Company or any of the Subsidiaries from relocating, closing or terminating any of their operations or facilities; and (ii) in the past three years there has not been any work stoppage at the Company or any Subsidiary. Neither the Company nor any of the Subsidiaries is now, and the consummation of the transactions contemplated by this Agreement will not cause the Company or the Subsidiaries to become bound by, obligated under or responsible for any labor contract, collective bargaining agreement, consent decree or conciliation agreement relating to employment (other than plans or arrangements of a type described in Section 3.10(a)).

     (j) The Company and the Subsidiaries are in compliance with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN" Act). The Company and the Subsidiaries have not effectuated a "mass layoff" (as defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of the Company or any Subsidiary.

     3.11 Environmental Laws and Regulations. Except as disclosed in Section 3.11 of the Disclosure Schedule, or except as is not reasonably likely to result in a Material Adverse
Effect: (a) the Company and the Subsidiaries and each of the Company Properties are and have been in compliance with all applicable Environmental Laws with respect to the Company Properties; (b) the Company and the Subsidiaries have obtained all Permits required for the operation of the Company Properties by any applicable Environmental Law; (c) neither the Company nor any Subsidiary has, and the Company has no knowledge of any other person who has caused any release, threatened release or disposal of any Hazardous Material at any of the Company Properties; (d) the Company has no knowledge that any of the Company Properties are adversely affected by any release, threatened release or disposal of a Hazardous Material originating or emanating from any other property; (e) neither the Company nor any Subsidiary has manufactured, used, generated, stored, treated, transported, disposed of, arranged for the disposal of, released, or otherwise managed any Hazardous Material at the Company Properties or at any other Property; (f) neither the Company nor any Subsidiary
(i) has any liability for response or corrective action, natural resources damage, or any other harm pursuant to any Environmental Law involving any of the Company Properties, (ii) is subject to, has notice or knowledge of, or is required to give any notice of any Environmental Claim involving any of the Company Properties or (iii) has knowledge of any condition or occurrence at any of the Company Properties which could form the basis of an Environ mental Claim against the Company, any Subsidiary or any of the Company Properties; (g) the Company Properties are not subject to any, and the Company has no knowledge of any imminent, re striction on the ownership, occupancy, use or transferability of the Company Properties with respect to any (i) Environmental Law or (ii) release, threatened release or disposal of any Hazardous Material; and (h) there are no conditions or circumstances at any of the Company Properties that pose a risk to the environment or the health or safety of any person; provided, however, that for purposes of clauses (c),(d), (e),(f) and (h) of this Section 3.11 Company Properties shall be deemed to include any Property previously owned or leased by the Company or any Subsidiary that would qualify as a Company Property were such Property owned by the Company or a Subsidiary as of the date hereof.

     3.12 Compliance with Laws. The Company and each Subsidiary are in compliance with all applicable Laws, Orders, Permits and Licenses except for instances of non-compliance which are not reasonably likely to have a Material Adverse Effect. Except as set forth in Section 3.12 of the Disclosure Schedule, since January 1, 1996, neither the Company nor any Subsidiary has received any written notification or written communication from any agency or department of foreign, federal, state, or local government (a) asserting that the Company or any Subsidiary is not in compliance with any of the Laws, Orders, Licenses or Permits of any governmental agency or authority or that any such agency or authority enforces, except such instances of non-com pliance that are not reasonably likely to have a Material Adverse Effect, or (b) requiring the Company or any Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive or commitment which restricts materially the conduct of the Company's business or its assets, liabilities, financial condition, results of operations, capital, credit or reserve policies, its management, or the payment of dividends.

     3.13 Material Contracts. Each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or a Subsidiary and, to the knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relat ing to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and except as would not reasonably be likely to have a Material Adverse Effect. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or a Subsidiary or, to the knowledge of the Company, any other party thereto under, or result in a right in termination of, any Material Contract, except as would not reasonably be likely to have a Material Adverse Effect. The term "Material Contract" shall mean any Contract which is material to the Company and the Subsidiaries taken as a whole.

     3.14 Insurance. Parent or the Company and the Subsidiaries self-insure or maintain with third parties policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are reasonable for the conduct of the business as conducted on the date hereof and for the assets of the Company and the Subsidiaries. Parent and the Company shall, or shall cause the Subsidiaries to, maintain in full force and effect all such self-insurance or insurance, as the case may be, during the period from the date of this Agreement through the Closing Date.

     3.15 Brokers and Finders. Other than Goldman, Sachs & Co. and J.P. Morgan and Co. (the fees and expenses of which shall be borne solely by Parent), neither Parent nor the Company have employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's, financial advisory or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     3.16 Intercompany Loans. Neither the Company nor any Subsidiary (i) have outstanding loans to Parent or any Affiliate of Parent (other than the Company or any Subsidiary) whose aggregate balance exceeds five million dollars ($5,000,000), (ii) have loans outstanding to customers of Parent or any Affiliate of Parent which in the aggregate exceeds twelve million dollars ($12,000,000), or (iii) have any other significant commercial relationships with Parent or any Affiliate of Parent (other than the Company or any Subsidiary).
1.13
                           ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF BUYER

     The Buyer represents and warrants to the Company that:

     4.1       Corporate Organization and Qualification.  The
Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

     4.2 Authority Relative to This Agreement. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contem plated hereby. This Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and no other corporate pro ceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding agreement of Parent and the Company, constitutes the valid and binding agreement of Parent and Buyer, enforceable against it in accordance with its terms, except that the enforce ment hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is con sidered in a proceeding at law or in equity).

     4.3 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (a) conflict with or result in any breach of any provision of its certificate of incorporation, or articles of organization, as the case may be, or respective by-laws or other equivalent organizational documents, of Buyer or any of its subsidiaries;
(b) require any Consent of any governmental or regulatory authori ty except for the Requisite Regulatory Approvals and Consents which are not reasonably likely to have an adverse material effect on Buyer or its ability to consummate the transactions hereunder; (c) result in a Default under any of the terms, conditions or provisions of any Contract to which Buyer or any of the Buyer's subsidiaries or any of their respective assets may be bound, except for such Defaults as to which requisite waivers or Consents have been obtained or which are not reasonably likely to have a Material Adverse Effect on Buyer or its ability to consummate the transactions hereunder; or (d) assuming the Con sents referred to in this Section 4.3 are duly and timely ob tained or made, violate any Order or Law applicable to Buyer or any of its subsidiaries or to any of their respective assets, except for violations which are not reasonably likely to have a Material Adverse Effect on Buyer or its ability to consummate the transactions hereunder. As of the date hereof, Buyer knows of no reason why the Requisite Regulatory Approvals should not be obtained.

     4.4       Financing.  Buyer has or will have on the Closing
Date sufficient funds available to pay the Purchase Price for all of the Assets being purchased under this Agreement.

     4.5       Brokers and Finders.  Except as set forth in
Schedule 4.5 to this Agreement, Buyer has not employed any in vestment banker, broker, finder, or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's, financial advisory or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     4.6 Certain Proceedings. There is no pending proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, Buyer's performance of the Agreement or the consummation by Buyer of the transaction contemplated hereby. To Buyer's knowledge, no such proceeding has been threatened.

                            ARTICLE V

                COVENANTS RELATING TO CONDUCT OF
                  BUSINESS AND OTHER AGREEMENTS

     5.1 Conduct of Business of the Company. Except as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing Date (un less Buyer shall otherwise agree in writing and except as other wise expressly contemplated by this Agreement), the Company will conduct and will cause the Subsidiaries to conduct their opera tions in the ordinary course of business consistent with past practice and shall use all reasonable efforts to preserve intact their Assets and current business organizations, keep available the services of their current officers and employees, maintain their Licenses and Contracts and preserve their relationships with customers, suppliers, creditors, reinsurers, brokers, agents and others having business dealings with them. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, or as set forth in
Section 5.1 of the Disclosure Schedule, or as agreed to in writing by the Buyer, the Company agrees as to itself and its Subsidiaries that:

     (a) Issuance of Securities. The Company and its Subsidiaries shall not issue, sell, grant, dispose of, pledge or otherwise encumber or transfer, or cause, authorize or propose the issuance, sale, grant, disposition or pledge or other encum brance or transfer of (i) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or (ii) any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof.

     (b) Dividends. The Company shall not, nor shall it permit any Subsidiary to (i) split, combine, subdivide or reclas sify any shares of its capital stock or (ii) declare, set aside for payment or pay any dividend, or make any other actual, con structive or deemed distribution in respect of, or redeem or repurchase, any of its capital stock or otherwise make any pay ments to Parent in its capacity as a stockholder, the effect of which, in the case of this clause (ii), shall be to cause the closing condition contained in Section 6.2(c) to be incapable of being satisfied.

     (c) Restructuring. The Company and its Subsidiaries shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitaliza tion or other reorganization of the Company or any Subsidiary.

     (d) Governing Documents. The Company and its Subsidiaries shall not adopt any amendments to their articles of organization or to the articles or certificates of incorporation, as the case may be, or their by-laws or other equivalent organizational documents, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the cor porate structure or ownership of the Company or any Subsidiary.

     (e) Indebtedness. The Company and the Subsidiaries shall not incur any indebtedness for money borrowed other than in the ordinary course of business consistent with past practice or guarantee any such indebtedness of another Person (other than the Company or any other Subsidiary), enter into any "keep well" or other agreement to maintain any financial condition of another Person (other than the Company or any other Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing.

     (f) No Acquisitions. Except in connection with foreclosure, settlements in lieu of foreclosure or troubled loan or debt restructurings and the acquisition from time to time of receivables within the limits set forth in Section 5.1(f) of the Disclosure Schedule, the Company and the Subsidiaries shall not acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that, individually or in the aggregate, are material to the Company and the Subsidiaries.

     (g) No Dispositions. Except in the ordinary course of business consistent with past practice including the sale of receivables within the limits set forth in Section 5.1(g) of the Disclosure Schedule, the Company and the Subsidiaries shall not sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of any of the properties or assets of the Company or any Subsidiary.

     (h)       Capital Expenditures.  The Company and the
Subsidiaries shall not make or agree to make any capital expenditures relating to a single project in excess of two hundred and fifty thousand dollars ($250,000) or in the aggregate in excess of one million dollars ($1,000,000).

     (i) Contracts. Except in the ordinary course of business consistent with past practice, the Company and the Subsidiaries shall not (y) enter into any Material Contract, or
(z) modify, amend or transfer in any material respect or terminate any Material Contract to which the Company or any Subsidiary is a party or waive, release or assign any material rights or claims thereunder.

     (j) Employee Matters. Except as required by Law or in the ordinary course of business consistent with past practice or in accordance with this Agreement, the Company and the Subsidiaries shall not (i) increase the compensation or fringe benefits of any of their respective employees, (ii) enter into any Contract with any of their respective employees, officers or directors regarding his or her employment, compensation or benefits, or (iii) adopt any plan, arrangement or policy which would become a Company Plan or amend any Company Plan to the extent such adoption or amendment would create or increase any liability or obligation on the part of the Company or the Subsidiaries.

     (k) Approvals. The Company and its subsidiaries shall not take any action or enter into any agreement that could reasonably be expected to jeopardize or delay in any material respect the receipt of any Requisite Regulatory Approval.

     (l) Accounting Policies and Procedures. The Company and its Subsidiaries shall not make any change to their accounting methods, principles or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC, or applicable statutory accounting principles.

     (m) Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, suffer to exist or assume any material Lien on any of their material assets.

     (n) Claims. The Company and its Subsidiaries shall not settle any material claim, action or proceeding or waive, assign or release any material rights or claims except in either case (i) in the ordinary course of business consistent with past practice and (ii) to settle any Litigation which settlement would not (A) impose either material restrictions on the conduct of the business of the Company or any Subsidiary or (B) for any individual Litigation item settled for money, exceed $250,000 in cost to the Company or any Subsidiary. The Company and the Subsidiaries shall not pay, discharge or satisfy any Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business consistent with past practice or in accordance with their terms as in effect of the date hereof.

     (o) Interest Rate and Foreign Exchange. Except in the ordinary course of business consistent with past practice, the Company and its Subsidiaries shall not materially restructure or materially change its gap position, through purchases, sales, hedges, swaps, caps or collars or otherwise or the manner in which any current hedges are classified or reported.

     (p) Representations and Warranties. The Company and the Subsidiaries shall not (i) take, or agree or commit to take any action that would make any representation and warranty of the Company hereunder that is qualified as to materiality from being untrue or inaccurate in any respect or any such representation or warranty that is not so qualified from being untrue or inaccurate in any material respect on the Closing Date (except for representations and warranties which speak as of a particular date or period of time, which need be accurate only as of such date or period of time), or (ii) omit, or agree to omit, to take any action necessary to prevent any such representation or war ranty that is qualified as to materiality from being untrue or inaccurate in any respect or any such representation or warranty that is not so qualified from being untrue or inaccurate in any material respect on the Closing Date; provided, however, that the Company and any Subsidiary shall be permitted to take or omit to take such action which can be cured, and in fact is cured, at or prior to the Closing Date.

     (q) Taxes. The Company and the Subsidiaries shall not make any Tax election or settle or compromise any material Tax liability, except in respect of ongoing matters or in the ordinary course of business consistent with past practice; provided, however, that the foregoing restrictions shall not apply to any Tax matter involving a Tax Return filed by the Company as part of any Parent consolidated group.

     (r) No Agreements. The Company and the Subsidiaries shall not authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing.

     5.2         Access to Information.

     (a) Upon reasonable notice, the Company shall (and shall cause each of the Subsidiaries to) afford to officers, em ployees, counsel, accountants, financing sources and other autho rized representatives of the Buyer ("Representatives"), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours throughout the period prior to the Closing Date, to its officers, directors, employees, accountants and other advisors and agents, properties, books, records and Contracts and, during such period, it shall (and shall cause each of the Subsidiaries to) furnish promptly to such Representatives all financial, operating and other data and other information concerning its business, properties and personnel as may reasonably be requested.

     (b) Buyer agrees that it will, and will cause its Representatives to, use any information obtained pursuant to this Section only in connection with the consummation of the transac tions contemplated by this Agreement.

     (c) The Confidentiality Agreement shall apply with re spect to Information, as defined therein, furnished to the Representatives pursuant to this Section.

     (d) As reasonably requested by Buyer, Parent shall cause Company to provide Buyer with (i) a list of all affiliated groups within the meaning of Section 1504(a) of the Code of which the Company or the Subsidiaries have been a member and of which Parent was not the common parent corporation, (ii) a list of all Tax allocation or Tax sharing agreements to which the Company and the Subsidiaries is a party with any Person and any agreements that provide for the Company and the Subsidiaries to indemnify any Person with respect to Taxes, (iii) a list of the federal, state and foreign income Tax Returns and other Tax Returns which are material and that were filed by the Company and each of the Subsidiaries during the three year period ending on the date of the latest balance sheet included with the Financial Statements indicating periods for which such Tax Returns were filed that are closed under applicable statutes of limitation, and (iv) copies of all United States federal pro forma consolidated income Tax Return information of the Company and the Subsidiaries and all material, state, local, and foreign income or franchise Tax Returns of the Company and the Subsidiaries (including only the relevant portions of Parent's Tax Returns that relate solely to the Company and the Subsidiaries) for all Tax periods ending on or after the date which is three years prior to the Closing Date.

     (e) Prior to September 1, 1998, the Company shall provide to Buyer a list of all material services provided to the Company or any Subsidiary by Parent or any Affiliate of Parent (other than the Company or any Subsidiary) or pursuant to Contracts between Parent or any Affiliate of Parent (other than the Company or any Subsidiary) and third parties. If requested by Buyer, Parent shall enter into an amendment to the Separation Agreement to provide, to the extent feasible and not otherwise prohibited by Law, for the continuation for a reasonable period subsequent to the Closing of any services included on such list, any such services to be provided on commercially reasonable terms.

     5.3 Other Actions. Parent, the Company, the Buyer and their respective subsidiaries shall not take any action that would, or could reasonably be expected to, result in any of the conditions to the consummation of the Transaction set forth in
Article VI not being satisfied.

     5.4 Advice of Changes. Parent, the Company and Buyer shall promptly advise the other party orally and in writing of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event (i) having, or which, insofar as can reasonably be foreseen, would have, in the case of Buyer, a material adverse effect on Buyer, and, in the case of the Company, a Material Adverse Effect, or (ii) which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions set forth in Article VI not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.5 HSR Act Filing. Each party hereto shall, as promptly as practicable, file, or cause to be filed, any required notification and report forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") in connection with the transactions contemplated by this Agreement, and will use their respective commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date. Each party hereto will each furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions to any governmental or regulatory agency, including, without limitation, any filings necessary under the provisions of the HSR Act.

     5.6         Consents and Reasonable Efforts.

     (a) Prior to September 1, 1998, the Company will provide Buyer with a list of each material License and shall cooperate with Buyer to determine a list of all Requisite
Regulatory Approvals.

     (b) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable (it being recognized that time is of the essence), including, (i) obtaining all Consents, approvals and agreements of, and giving and making all notices and filings with, any governmental and regulatory authorities necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement, including, the Requisite Regulatory Approvals and (ii) obtain all other approvals and Consents to the transactions contemplated by this Agreement including (x) the Consents of third parties required to assign or otherwise transfer to Buyer the Contracts identified in Section 3.4(a)(v) of the Disclosure Schedule, and (y) the approvals of third parties to Buyer's assumption of the Company's obligations under the Contracts identified in Section 3.4(a)(vi) of the Disclosure Schedule. In connection with and in furtherance of the foregoing, Buyer agrees to use its commercially reasonable efforts to file all required applications with state insurance commissioners or departments on Form A and all comparable forms in Canada, the U.K., Australia and New Zealand, not later than thirty (30) days from the date hereof. Each of the Company and Buyer shall promptly inform the other of any material communication received by such party or any of its Affiliates from any regulatory agency regarding any of the transactions contemplated hereby. Each of the Company and Buyer shall advise the other promptly of any understandings, undertakings or agreements which such party or any of its affiliates proposes to make or enter into with any regulatory agency in connection with the transactions contemplated hereby. The Company shall be entitled to notice of and to participate in all hearings of any regulatory agency held in connection with or relating to any of the transactions contemplated hereby.

     (c) The Company and Buyer shall use all commercially reasonable efforts to terminate the guarantees by the Company of obligations of Subsidiaries as identified in Section 5.6(c) of the Disclosure Schedule (the "Guarantees"), and arrange for Buyer to assume the obligations of the Company under the Guarantees.

     (d) In the event and to the extent that Buyer and the Company are unable to obtain any required approval or Consent of any person other than a Governmental Entity to any Contract to be assigned to Buyer hereunder, (i) the Company shall use commercially reasonable efforts in cooperation with Buyer to (x) provide or cause to be provided to Buyer the benefits of any such Contract, (y) cooperate in any arrangement, reasonable and lawful as to the Company and Buyer, designed to provide such benefits to Buyer and (z) enforce for the account of Buyer any rights of the Company arising from such Contract, including the right to elect to terminate in accordance with the terms thereof on the advice of Buyer; (ii) Buyer shall use commercially reasonable efforts to perform the obligations of the Company arising under such Contract, to the extent that, by reason of the transactions consummated pursuant to this Agreement, Buyer has control over the resources necessary to perform such obligations; and (iii) the consummation of the transactions contemplated hereby shall not be deemed to have resulted in the assignment of such Contract. If and when any such approval or Consent shall be obtained or such Contract shall otherwise become assignable, the Company shall promptly assign all of its rights and obligations thereunder to Buyer without the payment of further consideration and Buyer shall, without the payment of any further consideration therefor, assume such rights and obligation and the Company shall be relieved of any and all obligation or liability hereunder.

     (e) (i) If, on the Closing Date, there has not been obtained any Requisite Regulatory Approval with respect to any Subsidiary in the absence of which the conditions precedent to the Closing set forth in Article VI would nevertheless be satisfied, the securities (or other ownership interests) representing all of the Company's ownership of such Subsidiary (the "Deferred Securities") shall not be delivered to Buyer at Closing and, if owned by another Subsidiary, shall be transferred, by dividend or otherwise, from such Subsidiary to the Company immediately prior to Closing; provided that, Buyer may, at its election, proceed to take delivery of the Deferred Securities if such action would not (i) subject Parent or any subsidiary or Affiliate of Parent (other than a Subsidiary), or any officer, director or agent of any such Person, to any liability or penalty or (ii) be in violation of any Law or Order applicable to or binding on Parent or any subsidiary or Affiliate or Parent (other than a Subsidiary), or any officer, director or agent of any such Person. From and after the Closing, the parties hereto, at their respective expense, shall continue to use reasonable best efforts to obtain all Requisite Regulatory Approvals relating to the Deferred Securities or the transfer thereof.

          (ii) Until such time as any Deferred Securities have been transferred to Buyer or a third party in accordance with this Section 5.6(e) (each a "Deferred Transfer"), the Subsidiaries to which any Deferred Securities relate shall be managed and operated by the Company in the manner hereinafter provided from the Closing and until the respective Deferred Transfer, with all gains, income, excess cash flow, losses, expenses, Taxes or other items generated thereby to be for the account of such Subsidiaries and not in any respect for the account of Parent or its other Affiliates. From the Closing Date to the date of the Deferred Transfer, the Company shall hold the Deferred Securities and operate the Subsidiaries to which the Deferred Securities relate only in the ordinary course substantially consistent with past practice and shall use all reasonable efforts to preserve intact such Subsidiaries' business, keep available such Subsidiaries' officers and employees, maintain such Subsidiaries' Licenses and Contracts and preserve such Subsidiaries' relationships with customers, suppliers, creditors, reinsurers, brokers, agents and others having business dealings with them.

          (iii) Unless otherwise transferred upon Buyer's instructions in accordance with this Section 5.6(e), the certificates for the relevant Deferred Securities, duly endorsed in blank and with all necessary transfer stamps affixed thereto or such other assignments, deeds, share transfer forms or other instruments or documents are necessary in order to effectively transfer the Deferred Securities, will be delivered to Buyer free and clear of all Liens, without the payment of any additional consideration by Buyer, on the date which is no more than five business days after all Requisite Regulatory Approvals relating to any such Deferred Securities or the transfer thereof shall have been obtained or on such other date as the parties may mutually agree.

          (iv) The Company shall, on the Buyer's written instructions at any time after the Closing Date (subject to applicable Law), or may at any time after 12 months after the Closing Date, for Buyer's benefit, sell or dispose of the Deferred Securities or the assets of the Subsidiaries to which such Deferred Securities relate, on such terms and conditions as Buyer shall reasonably determine, and remit the proceeds of such sale to Buyer; provided that the Company shall have no liability to any transferee of such Deferred Securities or assets other than for negligence or wilful misconduct.

          (v) The Company shall provide Buyer with a quarterly accounting, as well as an accounting as of the date of any Deferred Transfer, covering all transactions entered into on behalf of Buyer from the Closing Date or, if more recent, the date as of which any previous accounting was measured, to the date as of which such accounting is measured. Buyer shall have full access, subject to applicable Law, upon reasonable notice and during normal business hours to the properties, officers, employees, books, papers and records of any Subsidiary to which Deferred Securities relate.

     5.7 Further Assurances. On and after the Closing Date, (a) the parties hereto shall use all reasonable efforts to take or cause to be taken all appropriate action and do, or cause to be done, all things necessary or appropriate to consummate and make effective the transactions contemplated hereby, including the execution of any additional documents, instruments or conveyances of any kind (not containing additional representations and warranties) which may be reasonably necessary or appropriate to carry out any of the provisions hereof, including putting Buyer in full possession and operating control of the Assets and causing Buyer to have full unencumbered ownership of all Shares, and giving effect to the assumption of Liabilities by Buyer as contemplated by this Agreement and (b) as requested by Buyer, Parent and the Company shall use all reasonable best efforts to deliver to the Buyer, originals of all Contracts, agreements, commitments, books, records, files, certificates, Licenses, Permits and plans of the Company and the Subsidiaries in possession of the Company or a Subsidiary and copies of all documents and records identified in clause (y) of
Section 2.1.

     5.8 Publicity. The parties will consult with each other and will mutually agree upon any press releases pertaining to the purchase of assets under this Agreement and shall not issue any such press releases prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release shall use its reasonable efforts to consult in good faith with the other party before issuing any such press re leases.

     5.9         Indemnification.

     (a) Buyer agrees that all rights to indemnification and exculpation existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries in their capacity as such (the "Company Indemnified Parties"), with respect to matters occurring at or prior to the Closing Date, under the provisions existing on the date hereof of the applicable certificate of incorporation or by-laws or other equivalent organizational documents shall survive and continue in full force after Closing, and that after the Closing, Buyer shall assume any obligations of the Company and Parent in respect thereof as to any claim or claims asserted after the Closing Date.

     (b) Buyer shall cause to be maintained in effect for the Section 5.9 Indemnified Parties (as defined below) for not less than six years after the Closing Date policies of directors' and officers' liability insurance with respect to matters occurring at or prior to the Closing Date (including, without limitation, the transactions contemplated by this Agreement) providing substantially the same coverage and containing terms and conditions which are no less advantageous, in any material respect, to those currently maintained for the benefit of the Company's present or former directors, officers, employees or agents covered by such insurance policies prior to the Closing Date (the "Section 5.9 Indemnified Parties"); provided, however, that Buyer may, in lieu of maintaining such existing insurance as provided above, cause comparable coverage to be provided under any policy maintained for the benefit of Buyer or any of the Buyer's subsidiaries, so long as the material terms thereof are no less advantageous than such existing insurance.

     (c) This Section 5.9 is intended to benefit the Company Indemnified Parties and the Section 5.9 Indemnified Par ties and shall be binding on all successors and assigns of Buyer.

     (d) The Company shall use its reasonable efforts to provide all required or appropriate notices under such existing insurance with respect to potential claims of which it is aware prior to the Closing Date.

     5.10        Employees.

     (a) Buyer shall offer employment on terms substantially similar in the aggregate to those currently provided by the Company to all of the employees of the Company whose employment with the Company has not ended as of the Closing Date (it being understood that individuals who are on long-term disability as of the Closing Date shall not be considered to be employed by the Company as of the Closing Date); provided, however, that no such continued employment shall be construed to limit the ability of Buyer to terminate any such employee at any time for any reason. Each employee of the Company or the Subsidiaries who accepts continued employment and becomes an employee of Buyer on the Closing Date or continues to be an employee of a Subsidiary (or, in the case of any employee offered continued employment upon returning to work from a leave of absence, on such date as such employee becomes an employee of Buyer) shall be hereinafter referred to as a "Transferred Employee." Notwithstanding anything to the contrary, employment of the Transferred Employees shall be subject to all of Buyer's policies and practices, including the policy of employment-at-will. Buyer agrees to provide and pay the severance benefits and other payments as set forth in the documents identified in
Section 3.7 (a)(2) of the Disclosure Schedule.

     (b) On and after the Closing Date, Buyer shall provide the Transferred Employees with the employee benefits generally provided to other employees of Buyer, subject to the terms and conditions of Buyer's plans; provided, however, that Buyer may elect to provide vacation benefits under the Company's or any Subsidiaries' plans (and not under Buyer's vacation policies). (At Buyers's option, welfare plan benefits may be provided in the manner set forth in the Separation Agreement described in Section 8.4(a).) Company and the Subsidiaries shall use their best efforts to provide Buyer prior to the Closing Date with such information as Buyer requires to implement the provisions of this
Section 5.10.

     (c) Buyer shall grant for purposes of all of Buyer's Employee Welfare Benefit Plans and, if applicable, Buyer's vacation policy past service credit to all Transferred Employees for all periods of time credited to such Transferred Employees under the Employee Welfare Benefit Plans and vacation policy maintained for the Transferred Employees immediately prior to the Closing Date; provided, however, that Buyer shall not be required to grant past service credit to Transferred Employees for any purposes under Buyer's retiree medical plan; and provided, further, that with respect to Buyer's short-term disability plan, past service credit shall be granted to Transferred Employees only for purposes of determining eligibility and not for purposes of determining the applicable schedule.

     (d) With respect to any benefits provided under any Employee Welfare Benefit Plan, Buyer shall (i) waive all limitations as to preexisting conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees so that the Transferred Employees may be eligible to participate in such plans after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any Employee Welfare Benefit Plan maintained for the Transferred Employees immediately prior to the Closing Date, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Employee Welfare Benefit Plans that the Transferred Employees are eligible to participate in after the Closing Date; provided, however, that (i) and (ii) above shall apply only to the extent that the Company, Parent and the Subsidiaries provide Buyer with the information Buyer requires to administer such provisions.

     (e) Buyer shall assume all liability for, and any obligations under, to the extent any such liability or obligations pertain to Company Employees, any retiree medical, dental and life insurance plans maintained for any of the Company
Employees immediately prior to the Closing Date.

     (f) As soon as practicable after the Closing Date, Buyer shall assume and agrees to be the plan sponsor (as the term is defined in ERISA Section 3(16)(B)) of the Avco Financial Services, Inc. Profit Sharing Retirement Plan (the "Company's Profit Sharing Plan"), and accordingly, shall assume responsibility and authority over the Company's Profit Sharing Plan and the related trust, which is intended to qualify under
Section 401(a) and Section 501(a) of the Code. Upon such assumption, Buyer shall assume all of the Company's rights and obligations and shall indemnify Company from any and all liabilities with respect to the Company's Profit Sharing Plan and the Company shall be relieved of all such rights and obligations including liabilities regarding such accrued benefits under the Company's Profit Sharing Plan.

     (g) Buyer shall advise the Transferred Employees, in a written communication issued to such employees within sixty days following the date of this Agreement, of Buyer's undertakings set forth in this Section 5.10. Any general communication prepared by the Company, Parent or any Subsidiary specifically referencing any action to be taken by Buyer relating to the subjects covered in Section 5.10 shall be approved in advance by Buyer, to the extent of such specific references.

     (h) Transferred Employees shall receive credit for their service with the Company and the Subsidiaries for eligibility and vesting purposes only under the Associates Savings and Profit-Sharing Plan; provided, however, that such past service credit shall be granted under the Associates Savings and Profit-Sharing Plan only to the extent that such service was recognized and credited to such Transferred Employees under the Company's Profit Sharing Plan. Transferred Employees shall not receive credit for their service with the Company and the Subsidiaries for any purposes under Buyer's tax-qualified defined benefit pension plan. Parent shall take the action necessary to vest, to the extent necessary, Transferred Employees who participate in the Textron Savings Plan in their accrued benefits under such plan as of the Closing Date.

     (i) For a period of two (2) years from and after the Closing Date, neither Parent nor the Company nor any of the Parent's subsidiaries shall, without Buyer's consent, solicit or employ the Transferred Employees.

     (j) Nothing contained in this Agreement, whether expressed or implied, is intended to confer upon any employee of the Company or the Subsidiaries or any Transferred Employee or their legal representatives, any rights or remedies, including, without limitation, any rights of employment for any period of any nature or kind whatsoever under or by reason of this Agreement.

     (k) Except for claims or demands relating to the Textron Savings Plan and any matter subject to indemnification pursuant to Section 8.1(b)(iii), after Closing, Buyer shall assume, discharge, pay and be solely liable for and shall indemnify, defend and hold harmless the Company, Parent and any of their present and former officers, directors, employees, agents, assigns and representatives from and against all Losses arising directly or indirectly from any claims or demands by any person employed by the Company or the Subsidiaries on or prior to the Closing Date ("Company Employee") or their family members arising out of the employment by Company or the Subsidiaries of the Company Employees including any claims relating to any severance arrangements and any Employee Welfare Benefit Plans.

     5.11 Tax Allocation Agreement. Parent and Buyer have executed as of the date hereof the Tax Allocation Agreement relating to the allocation of the purchase price, the payment of taxes, elections under Section 338 of the Code, and related matters.

     5.12 Intercompany Transactions. Intercompany transactions shall be treated in accordance with the Separation Agreement. At or prior to the Closing, Parent and the Company will obtain the release of all Liens on assets of the Company or any Subsidiary securing, and all guarantees by the Company or any Subsidiary of, any indebtedness of Parent or any of its Affiliates (other than the Company and the Subsidiaries). Except as otherwise provided in the Separation Agreement, Parent and any Affiliate of Parent (other than the Company or a Subsidiary) will
(a) cancel any indebtedness for money borrowed by the Company or any Subsidiary from Parent or any Affiliate of Parent (other than the Company or any Subsidiary) and (b) repay any indebtedness for money borrowed by Parent or any Affiliate of Parent (other than the Company or any Subsidiary) from the Company or any Subsidiary.

     5.13 No Negotiation. Neither the Company, any Subsidiary nor Parent will, directly or indirectly, through any director, employee, representative, affiliate or agent of the Company, any Subsidiary or Parent, or otherwise (i) solicit, initiate, encourage or assist in the submission of any inquiries, proposals or offers from any Person or group relating to any acquisition or purchase of any assets of, or any equity interest in, the Company or any Subsidiary or any form of recapitalization transaction, merger, consolidation, business combination, spin-off, liquidation or similar transaction involving, directly or indirectly, the Company or any Subsidiary (each an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish to any Person any information concerning the Company, any Subsidiary or any Acquisition Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or enter into an Acquisition Proposal. If the Company, any Subsidiary or the Parent receives any inquiry, proposal or offer to enter into any transaction of any type referred to above, such party agrees to inform the Buyer promptly of the terms thereof and the identity of the party making such inquiry, proposal or offer.

     5.14 Non-Disclosure. Each of Parent and the Company agrees that, at all times from and after the date hereof, except as required by law or by the order of any court or government agency, it shall keep secret and retain in strictest confidence and shall not, except with the express prior written consent of Buyer, directly or indirectly disclose, communicate or divulge to any Person or use for the benefit of any Person, any Proprietary information (meaning, all information or data with respect to the conduct or details of the businesses of the Company or any Subsidiary as of the date hereof and the Closing Date, including, without limitation, methods of operation, customers and customer lists, details of contracts with customers, consultants, suppliers or employees, products, proposed products, former products, proposed, pending or completed acquisitions of any company, divisions, product line or other business unit, prices and pricing policies, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters of the business of the Company or the Subsidiaries, as of the date hereof and the Closing Date). The restrictions contained in the preceding sentence shall not apply to any Proprietary Information that (i) is or becomes a matter of public knowledge other than through disclosure by Parent or the Company or (ii) is or becomes known to Parent or the Company from another source which is under no known obligation of confidentiality to Buyer.

     5.15 Management of Risk Regarding Currency Translations. At the request of Buyer, the Company or a Subsidiary shall enter into transactions or arrangements to manage the risk of foreign currency translations for periods anticipated to be prior to Closing, provided that any such transactions or arrangements are undertaken at the cost and risk of, and for the benefit of, Buyer and Buyer shall indemnify, defend and hold the Company and any Subsidiary harmless from any liability associated therewith and the Company will make available to Buyer any benefit associated therewith.


                           ARTICLE VI

          CONDITIONS TO CONSUMMATION OF THE TRANSACTION

     6.1 Conditions to Each Party's Obligations to Complete the Transaction. The respective obligations of each party to complete the Transaction are subject to the satisfaction at or prior to the Closing Date of the following conditions:

     (a) Injunction. There shall not be in effect any Law or Order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated as provided herein; provid ed, however, that, subject to the terms and provisions herein provided, prior to invoking this condition each party shall use all reasonable efforts to have any such Order vacated.

     (b) Governmental Filings and Consents. All Requisite Regulatory Approvals shall have been obtained and be in effect as of the Closing Date with respect to (i) (x) Finance Subsidiaries incorporated in Canada, the United Kingdom and Australia, (y) Finance Subsidiaries incorporated in the United States (excluding the territory of Puerto Rico) which, as of December 31, 1997 accounted for at least 95% of the consolidated receivables of all Finance Subsidiaries in the United States and (z) Finance Subsidiaries which, as of December 31, 1997 accounted for at least 90% of the consolidated receivables of all Finance Subsidiaries, and (ii) (x) Insurance Subsidiaries incorporated in Canada, the United Kingdom and Australia, (y) Insurance Subsidiaries incorporated in the United States which accounted for at least 95% of the revenue of all Insurance Subsidiaries in the United States for the year ending December 31, 1997, and (z) and Insurance Subsidiaries which accounted for at least 90% of the revenues of all Insurance Subsidiaries for the year ending December 31, 1997, and the waiting periods under the HSR Act shall have expired or been terminated; provided, however, that in the event that either all conditions to Closing set forth in this
Article VI have been satisfied or waived and the Requisite Regulatory Approvals relating to operations of the Company or its Subsidiaries in the Commonwealth of Puerto Rico (the "Puerto Rican Regulatory Approvals") have not been obtained or all conditions to Closing set forth in this Article VI have been satisfied or waived other than the Puerto Rican Regulatory Approvals, then at the election of Parent, either the Puerto Rican Regulatory Approvals shall be a condition to Closing under this Article VI or the Purchase Price shall be reduced by $150,000,000 and Buyer and Seller shall be deemed to have waived the Puerto Rican Regulatory Approvals.

     (c) Third Party Consents. Consents of third parties under the Contracts identified in Section 3.4(a)(v) of the Disclosure Schedule have been obtained except where the failure to obtain the Consents either individually or in the aggregate shall not have a material adverse effect on the ability of the Buyer to conduct the Company's business (taken as a whole) as conducted by the Company as of the date hereof.

     6.2 Additional Conditions to the Obligation of Buyer. The obligation of Buyer to complete the Transaction is subject to the satisfaction at or prior to the Closing Date of the following conditions, any and all of which may be waived in whole or in part by Buyer to the extent permitted by applicable law:

     (a) Representations and Warranties. For purposes of this Section 6.2(a), the accuracy of the representations and warranties of the Company set forth in Article III of this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided, however, that representations and warranties which are confined to a specified date or period of time shall speak only as of such date or period of time. All representations and warranties set forth in Article III hereof which are qualified by reference to materiality or a Material Adverse Effect shall be true and correct and all other representa tions and warranties set forth in Article III of this Agreement shall be true and correct in all material respects.

     (b) Performance. Parent and the Company shall have performed in all material respects all of their respective covenants and agreements under this Agreement theretofore to be performed.

     (c) Adjusted Stockholder's Equity. Adjusted Stockholder's Equity, as defined below, shall be greater than one billion two hundred twenty-seven million four hundred thousand dollars ($1,227,400,000). (If Adjusted Stockholder's Equity is less than $1,227,400,000, this condition can be satisfied by a contribution of cash to the capital of the Company on or before Closing equal to the difference between Adjusted Stockholder's Equity and $1,227,400,000.) For purposes of this Section, the term "Adjusted Stockholder's Equity" shall mean stockholder's equity (i.e., total consolidated assets, less total consolidated liabilities) of the Company as set forth in the Statement computed (i) without regard to (A) any securities valuation adjustment and any currency translation adjustment and (B) the Parent Series D Cumulative Preferred Stock and the deferred Tax liability attributable thereto, (ii) without including any of the assets referred to in clauses (w), (x) and (y) of Section 2.1 to the extent such assets were reflected on the Interim Statements
(iii) by adding an amount equal to any accruals or payments made after June 30, 1998 and prior to the Closing Date pursuant to the agreements and programs identified as item 2 of Section 3.7(a) of the Disclosure Schedule; and (iv) otherwise taking into account Sections 19(b) and 19(c)of the Tax Allocation Agreement.

     (d)       Separation Agreement.  Each of the Parent and the
Company shall have performed its respective obligations under the Separation Agreement to be performed by it on or before the Closing.

     (e) Officer's Certificates. Buyer shall have received on the Closing Date certificates dated the Closing Date and executed by the Chief Executive Officer or the Chief Financial Officer of each of Parent and the Company certifying to the ful fillment of the conditions specified in Sections 6.2(a),(b),(c) and (d) hereof.

     6.3 Additional Conditions to the Obligation of the Company. The obligation of Parent and the Company to complete the Transaction is subject to the satisfaction at or prior to the Closing Date of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

     (a) Representations and Warranties. For purposes of this Section 6.3(a), the accuracy of the representations and warranties set forth in Article IV of this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided, however, that representations and warranties which are confined to a specified date or period of time shall speak only as of such date or period of time. All representations and warranties set forth in Article IV of this Agreement which are qualified by reference to materiality shall be true and correct and all other representations and warranties set forth in Article IV of this Agreement shall be true and correct in all material respects.

     (b) Performance. Buyer shall have performed in all material respects its respective covenants and agreements under this Agreement theretofore to be performed.

     (c) Assumed Obligations. Buyer shall have assumed the obligations of the Company under the Contracts identified in
Section 3.4(a)(vi) of the Disclosure Schedule in a form reasonably satisfactory to the Company, the Buyer and the other parties to said Contracts.

     (d) Officer's Certificate. The Company shall have received on the Closing Date a certificate dated the Closing Date and executed by the Chief Executive Officer or the Chief Financial Officer of the Buyer certifying to the fulfillment of the conditions specified in Sections 6.3(a), (b) and (c) hereof.


                           ARTICLE VII

                           TERMINATION

     7.1 Termination by Mutual Consent. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing Date, by the mutual written consent of the Company and the Buyer.

     7.2 Termination by Any Party. This Agreement may be terminated and the Transaction may be abandoned by the Company or the Buyer if (i) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an Order permanently restraining, en joining or otherwise prohibiting the Transaction and such Order shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (i) shall have used all commercially reasonable efforts to remove such Order, or (ii) the Transaction shall not have been consummated by May 31, 1999; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(ii) shall not be available to any party whose failure to fulfill any of its material obligations under this Agreement results in the failure of the Transaction to occur on or prior to such date.

     7.3 Termination by Buyer. This Agreement may be termi nated by Buyer and the Transaction may be abandoned prior to the Closing Date, (i) in the event of a material breach by Parent or by the Company of any covenant or agreement contained in this Agreement which, by its nature, cannot be cured prior to the Closing or which has not been cured within 30 days after the giving of written notice to Parent or the Company of such breach,
(ii) in the event of an inaccuracy of any representation or warranty of Parent or the Company contained in this Agreement which, by its nature, cannot be cured prior to the Closing or which has not been cured within 30 days after the giving of written notice to Parent or the Company of such inaccuracy and which inaccuracy, in either case, would cause the conditions set forth in Section 6.2(a) not to be satisfied, or (iii) in the event that any of the conditions precedent to the obligations of Buyer to consummate the Transaction cannot be satisfied or fulfilled by the date set forth in Section 7.2(ii) of this Agree ment, provided that the failure of such conditions to be so satisfied shall not be as a result of Buyer's failure to fulfill its material obligations under this Agreement.

     7.4 Termination by Parent and the Company. This Agree ment may be terminated by Parent and the Company and the Transaction may be abandoned at any time prior to the Closing Date, (i) in the event of a material breach by Buyer of any covenant or agreement contained in this Agreement which, by its nature, cannot be cured prior to the Closing or which has not been cured within 30 days after the giving of written notice to Buyer of such breach, (ii) in the event of an inaccuracy of any representation or warranty of Buyer contained in this Agreement which, by its nature, cannot be cured prior to the Closing or which has not been cured within 30 days after the giving of written notice to the Buyer of such inaccuracy and which inac curacy, in either case, would cause the conditions set forth in
Section 6.3(a) not to be satisfied, or (iii) in the event that any of the conditions precedent to the obligations of Parent and the Company to consummate the Transaction cannot be satisfied or fulfilled by the date set forth in Section 7.2(ii) of this Agreement, provided that the failure of such conditions to be so satisfied shall not be as a result of Parent's or the Company's failure to fulfill its material obligations under this Agreement.

     7.5 Effect of Termination. In the event of termi nation of this Agreement and the abandonment of the Transaction pursuant to this Article VII, written notice thereof shall as promptly as practicable be given to the other party to this Agree ment and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, this Agreement shall forthwith become void and have no effect except that (i) the obligations of the Buyer set forth in the Confidentiality Agreement shall remain in effect,
(ii) no party shall be relieved from any liabilities or damages arising out of a willful breach of any provision of this Agreement, and (iii) the respective obligations of the parties set forth in Sections 5.15 and 9.2 shall remain in effect.


                          ARTICLE VIII

                    OBLIGATIONS AFTER CLOSING

     8.1       Survival of Representations and Covenants;
Indemnification.

     (a) ****[This section (approximately twenty-one lines) has been omitted pursuant to a confidential treatment request. The omitted portion has been filed separately with the Commission.]****

     (b)       Agreement to Indemnify.

               ****[This section (approximately sixty-two lines) has been omitted pursuant to a confidential treatment request. The omitted portion has been filed separately with the Commission.]****


     (c)       Limitation of Liability.

               ****[This section (approximately thirty
lines) has been omitted pursuant to a confidential treatment request. The omitted portion has been filed separately with the Commission.]****


     (d)       Notice of Claim.

     If the Indemnified Party shall become aware of any claim, proceeding or other matter (a "Claim") which may give rise to a Loss that will be taken into account for purposes of calculating whether the Indemnifying Party's indemnification obligation arises pursuant to Section 8.1(c)(i) above, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a Claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

     If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any Loss susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party (to be applied to the Deductible set forth in Section 8.1(c) or, if the Deductible has been satisfied to be paid to the Indemnified Party) the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

     (e)       Direct Claims.

     With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, they shall agree to apply it to the Deductible, or if the Deductible has been satisfied, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction in the State of New York.

     (f)       Third Party Claims.

          (i) With respect to any Third Party Claims, the Indemnifying Party shall have the right, at its expense and at its election, to assume control of the negotiation, settlement and defense of the Claim through counsel of its choice. In such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's reasonable out-of-pocket expenses as a result of such assumption. The election of the Indemnifying Party to assume such control shall be made within 60 days of receipt of notice of the Third Party Claim, failing which the Indemnifying Party shall be deemed to have elected not to do so. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim and to retain counsel to act on its behalf, but the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified party is required by applicable Law to make a payment to any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, subject to Section 8.1(b) and
     Section 8.1(c) above, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

          (ii) If the Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to consent, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defenses of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; but then the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

          (iii) The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims, and, regardless of which party has control thereof as provided for herein, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

     8.2 Guarantees. If any Guarantee shall be in effect after Closing, Buyer shall pay or cause to be paid all debt covered by the Guarantee as the same shall become due and payable, and shall indemnify and hold the Company harmless with respect to any payments made by Company pursuant to any Guarantee provided that such payments have been made in good faith.

     8.3       Name Changes.

     (a) No later than three months after the Closing Date, Buyer will change the names of the following corporations and cease using the names Textron and TFC in any manner: Textron Finance Company Limited (U.K.), Textron Finance Compagnie, S.A. (France), Textron Finance Compagnie, SAS, TFC Location S.A. (France), Textron Financial Corporation (Canada), Textron Finance Corporation (Australia) Pty. Ltd., and Textron Australia Deposits Pty. Ltd.

     (b)       No later than two business days after the Closing
Date the Company will change its name.

     8.4       Other Matters.

     (a) Parent and Buyer have executed as of the date hereof, a Separation Agreement covering the treatment of services provided to the Company and certain of the Subsidiaries by Parent, and Contracts between Parent and third parties under which goods or services are provided to the Company and certain of the Subsidiaries, and other intercompany matters.

     (b) Buyer shall indemnify, defend, and hold harmless the Company and Parent and their present and former officers, directors, employees, agents, assigns and representatives following the Closing from all Losses resulting from the Assets and Liabilities transferred to Buyer pursuant to this Agreement.

     8.5 Non-Competition. Except for any Subsidiaries retained by the Company because a Requisite Regulatory Approval was not obtained prior to the Closing Date, Parent agrees that for a period of two (2) years from the Closing Date hereof it will not and it will cause its subsidiaries not to (a) engage in consumer finance lending which has as its primary purpose direct general consumer lending, except as otherwise contemplated by this Agreement or (b) specifically target customers of the Company or its Subsidiaries as of the Closing Date for financial services or insurance products. Except for clause (b) in the immediately preceding sentence, nothing herein shall be interpreted, however, to restrict Parent or its subsidiaries from engaging in consumer lending and leasing (secured or unsecured) which is related to the purchase, financing or refinancing of (i) timeshare intervals, whether fee simple, fractional, right to use, membership, or any similar resort industry description; (ii) memberships of any kind or classification in golf courses, country clubs, boating clubs, or yacht clubs, or other clubs, resorts or any organizations related to any of the foregoing;
(iii) aircraft, aircraft engines, avionics or flight related equipment; (iv) products manufactured, distributed or sold by Parent or any entity which formerly or may in the future be a commercial finance customer of Parent or its subsidiaries, whether or not such products are also financed by Parent or its subsidiaries under a flooring or wholesale arrangement, (v) residential real estate, improved or unimproved; or (vi) premiums for any insurance products. It is expressly understood that Parent and its subsidiaries are in the global commercial finance and insurance business, and in the business of purchasing and/or servicing consumer notes, invoices, accounts, mortgages, security instruments and other paper, and nothing herein shall be interpreted as restricting Parent's or its subsidiaries' right to continue in those businesses. It is also expressly understood that Parent and its subsidiaries routinely accept the pledge of consumer notes, invoices, accounts, mortgages, security instruments and other paper in connection with global commercial finance transactions and nothing herein shall be interpreted as restricting Parent's or its subsidiaries' continued right to accept such security.

                           ARTICLE IX

                    MISCELLANEOUS AND GENERAL

     9.1       Interpretation.

     (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

     (b)       Whenever the words "include", "includes" or
"including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

     (c) The words "hereof", "hereby" "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

     (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

     (e) A reference to any party to this Agreement or any other agreement or document shall include such party's permitted successors and permitted assigns.

     (f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

     (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     9.2 Payment of Expenses and Other Payments. Whether or not the Transaction shall be consummated and except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transac tions contemplated hereby; provided, however, that if the transaction is consummated, all expenses of the Company and the Subsidiaries shall be paid by Parent.

     9.3 Amendment. This Agreement may be amended only by a written agreement signed by all parties to this Agreement.

     9.4 Waiver and Extension. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) except to the extent prohibited by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provi sion of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver or such condition or breach or a waiver of any condition or of the breach of any other term of this Agreement.

     9.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counter parts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to the principles of conflicts of law thereof.

     9.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission, and on the next business day when sent by Federal Express, United Parcel Service, Express Mail, or other reputable overnight courier, as follows:

                             (a)  If to the Company, to

                    Avco Financial Services, Inc.
                    c/o Textron Inc.
                    40 Westminster Street
                    Providence, Rhode Island  02903
                                  Attention: Stephen L. Key
                    (401) 421-2800 (telephone)
                    (401) 457-2418 (facsimile)

                    with a copy to:

                    Textron Inc.
                    40 Westminster Street
                    Providence, Rhode Island  02903
                    Attention: Wayne W. Juchatz
                    (401) 421-2800 (telephone)
                    (401) 457-2418 (facsimile)

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    One Beacon Street
                    Boston, MA  02108
                                  Attention:  Margaret A. Brown,
                    Esq.
                    (617) 573-4800 (telephone)
                    (617) 573-4822 (facsimile)

                             (b)  If to Parent, to

                    Textron Inc.
                    40 Westminster Street
                    Providence, Rhode Island  02903
                                  Attention: Stephen L. Key
                    (401) 421-2800 (telephone)
                    (401) 457-2418 (facsimile)

                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    One Beacon Street
                    Boston, MA  02108
                                  Attention:  Margaret A. Brown,
                    Esq.
                    (617) 573-4800 (telephone)
                    (617) 573-4822 (facsimile)

                             (c)  If to Buyer, to

                    250 East Carpenter Freeway
                    Irving, Texas  75062
                                  Attention: President
                    (972) 652-3333 (telephone)
                    (972) 652-7095 (facsimile)

                    with a copy to:

                    250 East Carpenter Freeway
                    Irving, Texas  75062
                                  Attention: General Counsel
                    (972) 652-4449 (telephone)
                    (972) 652-5798 (facsimile)

or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this section shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable Law.

     9.8 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other party hereto; provided, however, that (i) the Buyer may assign its rights, in whole or in part, to one or more of its Affiliates and such Affiliate or Affiliates may assume Buyer's obligations hereunder and (ii) the capital stock of any Subsidiary may be purchased by any subsidiary of Buyer, provided that in the case of each of clauses (i) and (ii) Buyer shall remain jointly and severally liable hereunder with such Affiliate, and provided further that no such assignment or purchase by any subsidiary of Buyer may be made, if the effect thereof would be to (x) result in an economic cost to Parent or its Affiliates, (y) create any additional financial risk to the Company or Parent under any document relating to indebtedness for borrowed money or any Guarantee, or (z) delay or adversely affect the satisfaction of the conditions set forth in Article VI.

     9.9 Parties in Interest. This Agreement shall be bind ing upon and inure solely to the benefit of each party hereto and their respective successors and assigns and to the benefit of any person or entity which is indemnified under this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     9.10 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     9.11 Captions. The article, section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     9.12 Bulk Transfer Laws. The Buyer acknowledges that the Company will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by the Agreement.

     9.13 Transfer, Sales and Stamp Taxes. All transfer, sales and stamp taxes and similar charges, fees and assessments incurred in connection with this Agreement and the transactions contemplated hereby shall be borne one-half by the Company and one-half by Buyer. The Buyer shall prepare and file (or cause to be filed), to the extent required by, or permissible under, applicable Law, all necessary Tax Returns and other documentation with respect to all such transfer, sales and stamp taxes and similar charges, fees and assessments, and, if required by applicable Law, the Company shall join in the execution of any such Tax Returns and other documentation as reasonably requested by Buyer.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                         TEXTRON INC.



                         By: /s/ Stephen L. Key
                         Name:  Stephen L. Key
                         Title: Executive Vice President and
                                Chief Financial Officer


                         AVCO FINANCIAL SERVICES, INC.



                         By: /s/ Stephen L. Key
                         Name:  Stephen L. Key
                         Title: Vice President



                         ASSOCIATES FIRST CAPITAL CORPORATION



                         By: /s/ Roy A. Guthrie
                         Name:  Roy A. Guthrie
                         Title: Senior Executive Vice President,
                                Chief Financial Officer